MORTGAGE NOTE


                                                           Atlanta, Georgia
$6,700,000.00                                              October 5, 1990


                                1.     Payment of Principal and Interest.
FOR VALUE RECEIVED, HOLCOMB BRIDGE PARTNERS, L.P., a Georgia limited partnership (the "Maker"), hereby promises to pay to the order of ALLSTATE LIFE INSURANCE COMPANY, and any subsequent holder of this Note ("Holder" or "Holders") in the manner hereinafter provided, the principal amount of SIX MILLION SEVEN HUNDRED THOUSAND AND NO/100 ($6,700,000.00) together with interest on the outstanding principal balance from the date of the initial disbursement of all or a part of the principal of this Note ("Disbursement Date") until maturity at the rate of ten percent (10.0%) per annum ("Contract Rate") as follows:

          (a) on the Disbursement Date, interest only, in advance, accruing from the Disbursement Date to the last day of October, 1990, both inclusive; and

          (b) interest only, in arrears, in the amount of FIFTY-FIVE THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100 DOLLARS ($55,833.33) on the first day of December, 1990, and on the first day of each month thereafter until this Note is fully paid; and

          (c) on November 1, 1995 (unless this Note is extended pursuant to paragraph 25 and, in that event, on November 1, 2000), the entire unpaid principal amount and any interest accrued, but remaining unpaid, and all other sums due under this Note.

Except for the interest payable under paragraph (a) above, interest shall be payable in arrears and calculated on the basis of a 360 day year containing twelve 30 day months. All such payments on account of the indebtedness evidenced by this Note shall be first applied to interest accrued on the unpaid principal amount and the remainder toward reduction of the unpaid principal amount.

     2. Payment Information. All payments required to be made hereunder shall be made during regular business hours to Holder at its office at 3100 Sanders Road, Northbrook, Illinois 60062, with sufficient information to identify the source and application of such payment to Holder's Loan #121026, or at such other place as Holder may from time to time designate in writing. All payments shall be made in currency of United States of America without presentment or surrender of this Note. Payments made by check will not be deemed made until servicing agent receives good funds for such check. Should Holder notify Maker to make payments directly to Holder, such payments shall be made by transferring the payment in federal or immediately available funds by bank wire or interbank transfer for the account of Holder provided, however, that any payment of principal or interest received after 1:00 p.m. Chicago time shall be deemed to have been received by Holder on the next business day and shall bear interest accordingly.

     3. Security For Note. The payment of this Note and all other sums due Holder is secured by (i) a Deed to Secure Debt, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing ("Mortgage"), of even date herewith, granted by Maker, as grantor, to Holder, as grantee, covering certain real property, the improvements thereon and certain personal property situated in the County of Fulton, State of Georgia ("Subject Property"), and (ii) those certain instruments of indebtedness and security described as "Related Agreements" in the Mortgage. Except as otherwise defined herein, all of the terms and provisions contained in the Mortgage and the Related Agreements are hereby incorporated herein by express reference.

     4. Late Charges. Should any payment required under this Note not be paid in full within 10 days from the date such payment is due, Maker acknowledges that the Holder will incur extra expenses for the handling of the delinquent payment and servicing the indebtedness evidenced hereby, and that the exact amount of these extra expenses is extremely difficult and impracticable to ascertain, but that a charge of five percent (5%) of the amount of the delinquent payment ("Late Charge") would be a fair approximation of the expense so incurred by Holder. If applicable law requires a lesser charge, however, then the maximum charge permitted by such law may be charged by Holder for said purpose. Therefore, Maker shall, in such event, without further notice, and without prejudice to the right of Holder to collect any other amounts provided to be paid hereunder or under the Mortgage, the Related Agreements or any other instrument executed for purposes of further securing payment of the obligations evidenced by this Note, or to declare an Event of Default, pay to Holder the Late Charge to compensate Holder for expenses incurred in handling delinquent payments, unless the payment in full is received within 10 days from the date such payment is due.

     5. Interest Payable Upon Default. If there occurs an Event of Default, under this Note or the Mortgage or under any Related Agreement, then the unpaid principal amount of this Note, accrued and unpaid interest thereon and all other indebtedness evidenced or secured by this Note, the Mortgage and the Related Agreements, including any unpaid Late Charges, shall bear interest at the Contract Rate plus five percent (5%) per annum compounded monthly ("Default Rate") from the date of expiration of any applicable notice, cure and grace period until such time, if any, as the Event of Default is cured and the Mortgage and this Note are reinstated as permitted by applicable law, or otherwise until such time as the unpaid principal amount of this Note and all other indebtedness evidenced by this Note are fully repaid, whichever is earlier.

     6.   Events of Default.  An "Event of Default" shall exist under this
Note in the event Maker shall (i) fail to make any payment due under this Note within ten (10) days from the date when such payment is due; (ii) fail to perform or observe any covenant or agreement of Maker under this Note within fifteen (15) days from the date notification is received from Holder to cure any nonmonetary default (other than defaults arising from bankruptcy and other insolvency); provided, however, that if such nonmonetary default is of a nature that it cannot be cured within such 15 day period, Maker shall have a reasonable period of time not to exceed 180 days after the date notice of default is received by Maker within which to effect such cure on the condition that Maker commences good faith efforts to cure within the 15 day period and demonstrates continuous diligent efforts in a manner satisfactory to Holder; (iii) fail to effect prepayment after Maker issues notice of prepayment as provided in paragraph 9 hereof; or (iv) if there shall exist an Event of Default as that term is defined in the Mortgage or in any of the Related Agreements.

     7. Additional Payments. The additional payments called for under paragraphs 4 and 5 shall be in addition to, and shall in no way limit, any other rights and remedies provided for in this Note, the Mortgage or in any Related Agreements, as well as all other remedies provided by law.

     8. Payment of Taxes and Expenses. Make further promises to pay to Holder, immediately upon written notice from Holder, (i) all recordation, transfer, stamp, documentary or other fees or taxes levied on Holder by reason of the making or recording of this Note, the Mortgage or any of the Related Agreements, and (ii) all actual costs, expenses, disbursements, intangible property taxes imposed upon any Holder of this Note or mortgage under the Mortgage or secured party under the Related Agreements (but excluding income, estate, capital or franchise taxes), escrow fees, title charges and reasonable legal fees and expenses actually incurred by Holder and its counsel in the negotiation, funding, collection or attempted collection, by foreclosure or otherwise, of the principal amount of this Note, the interest thereon or any installment or other payment due hereunder, and in any suit or proceeding to protect or sustain any instrument securing this Note, including, without limitation, any reasonable attorneys' fees and expenses incurred in any bankruptcy or foreclosure of the Subject Property.

     9. Prepayment. Maker is prohibited from prepaying this Note until October 1, 1993 (the "No-Prepayment Period"). Subsequent to the No-Prepayment Period, on any regular payment date, with sixty (60) days prior written notice to Holder specifying the date of prepayment, Maker will have the privilege of prepaying the entire outstanding principal amount together with an accrued but unpaid interest, any other sums secured by the Mortgage and the Related Agreements and the following percent premium on the principal balance ("Prepayment Premium"):

               2% in Loan Year 4
               1% in Loan Year 5

No Prepayment Premium shall be due on the principal balance prepaid in the last sixty (60) days of the 5th Loan Year. As used herein, the term "Loan Year" shall mean the consecutive full twelve (12) month period commencing on the first calendar month immediately following the Disbursement Date and each consecutive full twelve (12) month period thereafter commencing on such anniversary thereof.

     Written notice of Marker's election to make prepayment in full of this Note shall be given in the manner provided for notice under the Mortgage. Partial prepayment of the outstanding principal amount of this Note shall not be permitted except in accordance with the terms of the Mortgage. In the event of such a permitted partial prepayment, the Prepayment Premium calculated in this paragraph 9 shall be prorated based on the amount of the partial prepayment relative to the then current outstanding principal balance of this Note.

     Maker acknowledges that Holder (a) has advanced the amounts evidenced by this Note with the expectation that such amounts would be outstanding for a period at least equal to the No-Prepayment Period, (b) would not have been willing to advance such amounts on these terms for a shorter period of time, (c) in making the loan evidenced by this Note, is relying on Maker's creditworthiness and its agreement to pay in strict accordance with the terms set forth in the Note, (d) would not make the loan without full and complete assurance by Maker of its agreement not to prepay all or a part of the principal of this Note except as expressly permitted herein and in the Mortgage. Maker has been advised and acknowledges that Holder is relying on the receipt of payments under this Note to, among other things, match and support its obligations under contracts entered into by Holder with third parties and that in the event of a prepayment, Holder could suffer loss and additional expenses which are extremely difficult and impractical to ascertain. The Prepayment Premium is a good faith resolution by Maker and Holder of the damages Holder would suffer, and it is not intended as a penalty. Accordingly, should this Note be paid for any reason, whether voluntary or involuntary, or after this Note is accelerated, whether such acceleration is due to Maker's default or otherwise, except a prepayment resulting from condemnation or other taking of the Subject Property when no default exists under this Note, prior to the end of the No-Prepayment Period then Maker shall pay to Holder a Prepayment Premium calculated in accordance with this paragraph 9.

     BY INITIALING BELOW, MAKER EXPRESSLY ACKNOWLEDGES THAT PURSUANT TO THE PROVISIONS OF THIS NOTE, MAKER HAS NO RIGHT TO PREPAY THIS NOTE IN WHOLE OR IN PART WITHOUT PAYMENT OF THE PREPAYMENT PREMIUM, AND THAT MAKER SHALL BE LIABLE FOR THE PAYMENT OF THE PREPAYMENT PREMIUM UPON ANY PAYMENT OF THE OUTSTANDING PRINCIPAL OF THIS NOTE BEFORE ITS DUE DATE, WHETHER VOLUNTARY OR INVOLUNTARY OR AFTER ACCELERATION OF THE NOTE WHETHER THE ACCELERATION OF THE MATURITY HEREOF IS DUE TO MAKER'S DEFAULT OR OTHERWISE.
FURTHERMORE, BY INITIALING BELOW, MAKER WAIVES ANY RIGHTS IT MAY HAVE UNDER ANY APPLICABLE STATE LAWS AS THEY RELATE TO ANY PREPAYMENT RESTRICTIONS CONTAINED IN THIS PARAGRAPH 9 OR OTHERWISE IN THIS NOTE AND EXPRESSLY ACKNOWLEDGES THAT HOLDER HAS MADE THE LOAN IN RELIANCE UPON SUCH AGREEMENTS AND WAIVER OF MAKER AND THAT HOLDER WOULD NOT HAVE MADE THE LOAN WITHOUT SUCH AGREEMENTS AND WAIVER OF MAKER. MAKER ACKNOWLEDGES THAT SPECIFIC WEIGHT HAS BEEN GIVEN TO THE CONSIDERATION GIVEN FOR SUCH AGREEMENTS, WHICH CONSIDERATION IS THE GRANTING OF THE LOAN.


Maker's Initials ____________

     10. Evasion of Prepayment Premium. Maker acknowledges that in the event of an acceleration of payment of this Note following default by Maker, a tender of payment of an amount necessary to satisfy the entire indebtedness evidenced hereby, but not including the Prepayment Premium, made at any time prior to a foreclosure sale by Marker, its successors or assigns or by anyone on behalf of Maker, or by a buyer upon foreclosure or trustee's sale, shall be presumed to be and conclusively deemed to constitute a deliberate evasion of the prepayment provisions hereof and shall constitute a prepayment hereunder and shall therefore be subject to the Prepayment Premium as calculated in accordance with this Note with the date of prepayment being deemed the date of occurrence of the foreclosure sale or the tender of payment of the amount necessary to pay the entire indebtedness evidenced hereby in full, including the Prepayment Premium.

     11. Maker's Covenants. Maker agrees that (i) this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the state in which the Subject Property is located; (ii) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 15 U.S.C. Section 1601, et seq.
(1982); (iii) said obligation constitutes a business loan for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the state in which the Subject Property is located; (iv) at the option of the Holder, the United States District Court for the Northern District of Illinois and any court of competent jurisdiction of the State of Illinois shall have jurisdiction in any action, suit or other proceeding arising out of or relating to any act taken or omitted hereunder or the enforcement of this Note, the Mortgage and the Related Agreements and Maker shall not assert in any such action, suit or other proceeding that it is not personally subject to the jurisdiction of the courts in (iv) above, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or other proceeding is improper; (v) it hereby waives any objections to venue of the courts in (iv) above; and (vi) it hereby waives its right to a trial by jury.

     12. Severability. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or any portion of any provision contained in this Note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of the Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and the rights, obligations and interests of Maker and Holder under the remainder of this Note shall continue in full force and effect.

     13. Usury Laws. It is the intention of Maker and Holder to conform strictly to the usury laws now or hereafter in force in the State of Georgia, and any interest payable under this Note, the Mortgage, or any Related Agreement shall be subject to reduction to the amount not in excess of the maximum non-usurious amount allowed under the usury laws of the State of Georgia as now or hereafter construed by the courts having jurisdiction over such matters. In the event the maturity of this Note is accelerated under the terms of this Note, the Mortgage or any Related Agreement, or by voluntary prepayment by Maker, or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the dates of each advance of loan proceeds hereunder until payment, and any interest in excess of the maximum amount permitted by law shall be cancelled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to Maker or credited on the principal amount of this Note or if all principal has been prepaid, then the excess shall be rebated to Maker. The aggregate of all interest (whether designated as interest, service charges, points, or otherwise) contracted for, chargeable, or receivable under this Note, the Mortgage, or any Related Agreement shall under no circumstances exceed the maximum legal rate upon the balance of this Note remaining unpaid from time to time. In the event such interest does exceed the maximum legal rate, it shall be cancelled automatically to the extent that such interest exceeds the maximum legal rate and if theretofore paid, credited on the principal amount of this Note or, if the Note has been prepaid, then such excess shall be rebated to Maker.

     14. Acceleration. Upon an Event of Default, Holder shall have the right, without demand or notice, to declare the entire principal amount of this Note and/or any Future Advance (as defined in the Mortgage) then outstanding, and all accrued and unpaid interest thereon, and all other sums required under this Note or under the Mortgage, to be immediately due and payable, and notwithstanding the stated maturity in this Note or any note evidencing any Future Advance, the principal amount of this Note and/or any Future Advance and the accrued and unpaid interest hereon and thereon and all other sums required hereunder and thereunder, including without limitation, the Prepayment Premium, shall thereupon become immediately due and payable. During the existence of such Event of Default, Holder may apply payments received on any amounts due hereunder or under the Mortgage or any Related Agreement as Holder may determine in its sole discretion.

     15. Waivers by Maker. As to this Note, the Mortgage, the Related Agreements and any other instruments securing the indebtedness, Maker and all guarantors, sureties and endorsers, severally waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also severally waive diligence, valuation and appraisement, presentment for payment, protest and demand, notice of protest, demand and dishonor and diligence in collection and nonpayment of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note (except notice of default specifically provided for in the Mortgage and the Related Agreements). To the extent permitted by law, Maker further waives all benefit that might accrue to Maker by virtue of any present or future laws exempting the Subject Property, or any other property, real or personal, or the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution to be issued on any judgment recovered on this Note or in any action to foreclose the Mortgage, injunction against sale pursuant to power of sale, exemption from civil process or extension of time for payment. Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue of this Note, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Holder.

     16. Maker Not Released. No delay or omission of Holder to exercise any of its rights and remedies under this Note, the Mortgage or any Related Agreements at any time following the happening of an Event of Default shall constitute a waiver of the right of Holder to exercise such rights and remedies at a later time by reason of such Event of Default or by reason of any subsequently occurring Event of Default. This Note, or any payment hereunder, may be extended from time to time by agreement in writing between Maker and Holder without in any other way affecting the liability and obligations of Maker and endorsers, if any.

     17. Nonrecourse. Notwithstanding any provision in this Note, the Mortgage, or Related Agreements, except as otherwise set forth in this paragraph, the liability of Maker and the general partners of Maker, if any, under this Note, the Mortgage and the Related Agreements shall be limited to, and satisfied from the Subject Property and the proceeds thereof, the rents and all other income arising therefrom, the other assets of Maker arising out of the Subject Property which are given as collateral for this Note, and any other collateral given in writing to Holder as security for repayment of this Note (all of the foregoing are collectively referred to as the "Loan Collateral"); provided, however, that nothing contained in this paragraph shall (i) preclude Holder from foreclosing the lien of the Mortgage or from enforcing any of its rights or remedies in law or inequity against Maker except as stated in this paragraph, (ii) constitute a waiver of any obligation evidenced by this Note or secured by the Mortgage or any Related Agreements, (iii) limit the right of Holder to name Maker as a party defendant in any action brought under this Note, the Mortgage or any Related Agreements, so long as execution on any judgment is limited to the Loan Collateral, (iv) prohibit Holder from pursuing all of its rights and remedies against any guarantor or surety, whether or not such guarantor or surety is a partner of Maker, (v) limit the personal liability of Maker, or any shareholder of Maker, or any general partner of Maker to Holder for misappropriation or misappropriation of funds, fraud, waste, willful misrepresentation or willful damage to the Subject Property or (vi) preclude Holder from recovering from Maker and the indemnitors under that certain Environmental Indemnity Agreement of even date herewith.

     18. Successors and Assigns. The provisions of this Note shall be binding upon Maker and its legal representatives, successors and assigns and shall inure to the benefit of any Holder and its successors and assigns. In the event Maker is composed of more than one party, obligations arising from this Note are and shall be joint and several as to each such party.

     19. Remedies Cumulative. The remedies of Holder as provided in this Note, or in the Mortgage or the Related Agreements, and the warranties contained herein or therein shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Holder, may be exercised as often as occasion for their exercise shall occur and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of such right or remedy. No remedy under this Note, conferred upon or reserved to Holder is intended to be exclusive of any other remedy provided in this Note, the Mortgage or any of the Related Agreements or provided by law, but each shall be cumulative and shall be in addition to every other remedy given under the Mortgage or any of the Related Agreements or hereunder or now or hereafter existing at law or in equity or by statute.

     20. Notices. All notices, written confirmation of wire transfers and all other communications with respect to this Note shall be directed as follows: If to Holder, c/o Allstate Insurance Company, Commercial Mortgage Division, 3100 Sanders Road, Allstate Plaza West - J2A, Northbrook, Illinois 60062, Attention: Taxable Fixed Income - Commercial Mortgage Division, with a copy to Allstate Insurance Company, 3100 Sanders Road, Allstate Plaza West - M2A, Northbrook, Illinois 60062, Attention:
Financial Law Division; if to Maker, c/o Barge-Wagener, Inc., 1815 The Exchange, Atlanta, Georgia 30339, Attn: John M. Barge and John Wagener, with a copy to: Long, Aldridge & Norman, Two Concourse Parkway, Suite 750, Atlanta, Georgia 30328, Attn: James A. Fleming or at such other place as Holder or Maker may from time to time designate in writing by ten (10) days prior written notice thereof. All notices shall be in writing and shall be
(i) hand-delivered, effective upon receipt, or (ii) sent by United States express mail or by private overnight courier, effective upon receipt, or
(iii) served by certified mail at the appropriate address set forth above, or at such other place as Holder or Maker may from time to time designate in writing. Any notice or demand served by certified mail, return receipt requested, shall be deposited in the United States mail with postage thereon fully prepaid and addressed to the party so to be served at its address above stated or at such other address of which said party shall have theretofore notified in writing, as provided above, the party giving such notice. Service of any such notice or demand so made shall be deemed effective on the day of actual delivery as shown by the addressee's return receipt or the expiration of three (3) business days after the date of mailing, whichever is earlier in time.

          21. No Oral Modification. This Note may not be modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification or discharge is sought.

          22. Time. Time is of the essence with regard to the performance of the obligations of Maker in this Note and each and every term, covenant and condition herein by or applicable to Maker.

          23. Captions. The captions and headings of the paragraphs of this Note are for convenience only and are not to be used to interpret, define or limit the provisions hereof.

          24. Replacement Note. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of any indemnity agreement reasonably satisfactory to Maker or, in the case of any such mutilation, upon surrender and cancellation of this Note, Maker will execute and deliver to Holder in lieu thereof, a replacement note dated as of the date of this Note, identical in form and substance to this Note and upon such execution and delivery all references in the Mortgage to this Note shall be deemed to refer to such replacement note.

          25. Extension of Note. Upon written notice by Maker to Holder not more than 120 days nor less than 90 days prior to the maturity of this Note, Maker may notify Holder of its intention to extend the Note for an additional 5 years ("Extension Term") on the same terms and conditions as contained herein except as and subject to the following terms and conditions:

          (a) Maker shall only have the right to elect to extend this Note provided that:

                 (i) there is no default or event which, with notice or the passage of time, or both, could result in a default by Maker under the Mortgage or the Related Agreements,

                (ii) Holder is then extending mortgage loans on terms comparable to the terms of the loan evidenced hereby, secured by properties comparable to the Subject Property,

               (iii) there is no deterioration in the financial condition of Maker or the Subject Property in the sole opinion of Holder,

                (iv) the Subject Property has maintained a ratio of Net Operating Income (as defined in this paragraph 25) to annual debt service due under the Note and any other notes secured by the Subject Property of not less than 110% for the 12 month period ending upon the date Maker requests its extension of the maturity date of this Note, and

                 (v) the Subject Property has a projected ratio of Net Operating Income to annual debt service due under this Note and any other notes secured by the Subject Property of not less than 110% for the 12 month period commencing on the date of the original maturity of this Note.

          (b) The interest rate shall be Holder's interest rate for 5 year loans comparable to the loan evidenced hereby on the date Maker notifies Holder of its election to extend this Note pursuant to the terms hereof, as quoted to Maker.

          (c) The principal outstanding as of the maturity of this initial term of this Note shall be amortized on a 25 year schedule with consecutive equal monthly installments of principal and interest and a final payment of all outstanding principal and accrued and unpaid interest at maturity of the Extension Term.

          (d) On any or all of the ten (10) business days ending 90 days prior to the maturity date of the initial term of this Note upon Maker's request on no more than a daily basis, Holder shall inform the Maker of its then current interest rate, with the understanding that its interest rate fluctuates on at least a daily basis. Maker may notify Holder in writing (which may be given by facsimile, followed by original overnight delivery) on or before 2:00 p.m. Chicago time on the day of any such quote, of its election to extend this Note at the rate quoted on that day.

          (e) In the event and after Maker elects to extend the term Maker may prepay this Note on the terms and conditions set forth in paragraph 9 of this Note as if the Extension Term were the original term.

          (f) Maker shall pay any costs and expenses, including legal fees, incurred by Holder or otherwise involved in extending the term of this Note.

          (g) All items reasonably required by Holder in connection with the extension of this Note shall be received from the Maker within 15 calendar days of Maker's written notice of its intention to extend this Note.

          (h) At Holder's option, the extension of the term of this Note shall be evidenced by an extension or renewal of or amendment to this Note or by the execution of a new note. Maker further agrees to execute and/or deliver Holder any other documentation reasonably requested by Holder, including without limitation, opinions of counsel and title endorsements, all of which shall be satisfactory to Holder in Holder's reasonable discretion.

     As used in this paragraph 25, "Net Operating Income" shall mean all rents projected from tenants in the Subject Property and paying rent under Leases (as defined in the Mortgage) in effect during the applicable twelve month period, which do not contain any termination rights during that period, calculated on a cash basis, including all amounts to be received from tenants as payment of operating expenses but not including refundable deposits, principal or interest payments received by Maker on loans to tenants and fees and reimbursements for work performed for tenants by Maker, less all amounts, calculated on a cash basis, for the operation or maintenance of the Subject Property, including ground rents, the cost of property management, maintenance, cleaning, security, landscaping, parking maintenance and utilities, and other costs and expenses approved in writing by Holder and amounts reasonably estimated by Holder for the payment of real estate taxes and assessments and other taxes related to the operation of the Subject Property, insurance premiums, necessary repairs and future replacements of equipment; payments under this Note shall not be included in Net Operating Income.

     IN WITNESS WHEREOF, Maker has caused this Mortgage Note to be duly executed under seal on the date first above written.


                              MAKER:

                              HOLCOMB BRIDGE PARTNERS, L.P., a Georgia limited partnership


                              By:/s/ John M. Barge                   (SEAL)
                                 -------------------------
                                 John M. Barge, Partner



                              By:/s/ John H. Wagener                 (SEAL)
                                 --------------------------
                                 John H. Wagener, Partner

                              (Being all the general partners of Maker)